Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Fomento Económico Mexicano, S.A.B. de C.V.

3.500% Senior Notes due 2050

No. [5 / 6]	[U.S. $500,000,000 / U.S. $200,000,000]

CUSIP Number: 344419 AC0 / ISIN: US344419AC03

Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay Cede & Co., or registered assigns, the principal sum of [Five Hundred Million U.S. Dollars / Two Hundred Million U.S. Dollars] as revised by the Schedule of Increases or Decreases in Global Note attached hereto on January 16, 2050 (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from January 16, 2020 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually in arrears on January 16 and July 16 of each year, commencing on July 16, 2020, and at the Maturity thereof, at the rate of 3.500% per annum, until the principal hereof is paid or made available for payment; provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment of such interest shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 and July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of and premium, if any, and interest on this Note will be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture; provided, however, that if this Note is not a Global Note, payment may be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Note in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:         June 25, 2020

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

By:
Name: Gerardo Estrada Attolini
Title: Director of Corporate Finance

By:
Name: José Manuel Olguin Sepúlveda
Title: Corporate Treasurer

This is one of the Notes referred to in the within mentioned Indenture.

Dated: June 25, 2020

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of April 8, 2013 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), security registrar, paying agent and transfer agent, as supplemented by the Third Supplemental Indenture, dated as of January 16, 2020 (herein called the “Third Supplemental Indenture”), among the Company and the Trustee, the Fourth Supplemental Indenture, dated as of February 12, 2020 (herein called the “Fourth Supplemental Indenture”), and the Fifth Supplemental Indenture, dated as of June 25, 2020 (herein called the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional securities on terms substantially identical to those of this Note, except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment, and except as may otherwise be provided in or pursuant to the Board Resolution, the Officer’s Certificate, or in the indenture supplement establishing the terms of the additional securities, may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted. The additional securities will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes; provided that any additional securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or the original securities were, and the additional securities are, are issued with no more than a de minimis amount of original discount, in each case for U.S. federal income tax purposes.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to the limitations and exceptions described below, the Company shall pay to Holders of the Notes all additional interest (“Additional Interest”) that may be necessary so that every net payment of interest or principal (including any premium paid upon redemption of the notes and any discount deemed interest under Mexican law), if any, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company or any Paying Agent will pay the Holder after the Company deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such Additional Interest) by a taxing authority of Mexico or the taxing authority of any other country under whose laws the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties) is organized at the time of payment, except for the United States, or through which payments on the Notes are made (each, a “Taxing Jurisdiction”). Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Interest to or on behalf of any Holder or beneficial owner of the Notes, or to the Trustee, for or on account of any of the following:

(i) any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii) any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii) any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 calendar days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv) any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holders of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(v) any taxes, duties, assessments or other governmental charges payable otherwise than by deduction or withholding from payments on a Note;

(vi) any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Interest had the beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vii) any taxes imposed under FATCA; and

(viii) any combination of the items in clauses (i) through (vii) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Interest set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under United States tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligations to pay Additional Interest set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican laws and regulations, (b) the Company cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (c) the Company otherwise would meet the requirements for application of the applicable Mexican laws and regulations. In addition, clause (iii) above shall not require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a debt security, register with, or provide information to, the Secretaría de Hacienda y Crédito Público (the Mexican Ministry of Finance and Public Credit) or with the Servicio de Administración Tributaria (the Mexican Tax Administration Service) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the relevant Taxing Jurisdiction. The Company shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Interest. The Company shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended) (the “Code”), as in effect on the date of issuance of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of the Notes shall be deemed to mean and include all Additional Interest, if any, payable in respect of such principal, premium, if any, or interest or any other amounts payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding reference to Additional Interest in those provisions hereof where such express mention is not made. All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Interest shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 1009 of the Base Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Outstanding Notes upon not less than 30 nor more than 60 days’ written notice, at any time in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon to the Redemption Date, solely if:

(i) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after January 13, 2020, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to a withholding tax rate of 4.9% with respect to payments of interest or amounts deemed interest under the Notes; or

(ii) in the event that the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties), is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company or a successor thereof becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;

provided, however, that (x) no notice of redemption pursuant to clause (i) and (ii) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Interest if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Interest remains in effect.

The Company also may, at its option, redeem the Outstanding Notes upon not less than 15 nor more than 60 days’ written notice, at any time:

(A) in whole at any time or in part from time to time prior to July 16, 2049 (the date that is six months prior to the Stated Maturity of the Notes or the “Par Call Date”), at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the Par Call Date as if the Notes were redeemed on the Par Call Date (exclusive of accrued and unpaid interest to the Redemption Date on the principal amount of the Notes being redeemed on such Redemption Date and Additional Interest thereon) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date and Additional Interest thereon; or

(B) on and after the Par Call Date, at a redemption price equal to 100% of the Outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date and Additional Interest thereon.

For purposes of clause (A) above, the following terms shall have the meanings specified below:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the period from redemption date to the Par Call Date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the period from the redemption date to the Par Call Date.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by the Company for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if such entity obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of BofA Securities, Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC or their respective Affiliates which are primary United States government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an entity selected by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such entity by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date on the Notes to be redeemed on such date and Additional Interest thereon. If less than all of the Outstanding Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate or in accordance with the Applicable Procedures of the Depositary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions

(i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture, and solely with respect to the Notes, as amended by the Third Supplemental Indenture, shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of U.S. $150,000 and integral multiples of U.S. $2,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of this Note, other than exchanges pursuant to Section 906 or Section 1105 of the Base Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 306 of the Base Indenture), whether or not this Note is overdue, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Securities.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT—______________ (Cust)
TEN ENT - as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase or decrease of this Global Note	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

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